UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2014

CANNAVEST CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-173215 (Commission File Number)	80-0944970 (I.R.S. Employer Identification No.)

2688 South Rainbow Avenue, Suite B

Las Vegas, Nevada 89146

(Address of principal executive offices, Zip Code)

(866) 290-2157
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2014, Theodore Sobieski resigned as a member of the Board of Directors (the “Board”) of CannaVEST Corp. (the “Company”). His resignation did not result from any disagreement with the Company. Mr. Sobieski resigned as a director due to business commitments, but he has accepted a role with the Company on its newly-created advisory board.

On May 7, 2014, the Board appointed Larry Raskin as a director of the Company to fill the vacancy created by the resignation of Mr. Sobieski. There is no arrangement or understanding between Mr. Raskin and any other person pursuant to which Mr. Raskin was selected as a director of the Company. Mr. Raskin does not have any direct or indirect material interest in any existing or proposed transaction to which the Company is or may become a participant required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. Other than the Company’s formal plan for compensating its directors for their services, whereby each director, other than the Chairman of the Board, receives $500 per meeting of the Board attended, there are no plans, contracts or arrangements or amendments to any plans, contracts or arrangements entered into with Mr. Raskin in connection with his election to the Board, nor are there any grants or awards made to Mr. Raskin in connection therewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2014

CANNAVEST CORP.

By: /s/ Michael Mona, Jr.
Michael Mona, Jr.
President and Chief Executive Officer